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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934

                               (Amendment No.1)*
                                             -

                              Balance Bar Company
                              -------------------
                                (Name of Issuer)

                                 Common Stock
                                 ------------
                         (Title of Class of Securities)

                                   057623100
                                 --------------
                                 (CUSIP Number)

                               December 31, 1999
                               -----------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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  CUSIP NO. 057623100
           ----------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      James A. Wolfe
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            301,598

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          556,134
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             301,598

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          556,134
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      857,732 shares
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11    (See response to Item 4)

      7.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN
------------------------------------------------------------------------------

                                       2
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  CUSIP NO. 057623100
           ----------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Marcia H. Wolfe

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.A.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             556,134
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          556,134
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      556,134 shares
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) (SEE RESPONSE TO ITEM 4) 11

      4.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      IN
------------------------------------------------------------------------------

                                       3
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Item 1.

     (a) Name of Issuer
           Balance Bar Company

     (b) Address of Issuer's Principal Executive Offices
           1015 Mark Avenue
           Carpinteria, California 93013

Item 2.

     (a) Name of Person Filing
          James A. Wolfe
          Marcia H. Wolfe

     (b) Address of Principal Business Office or, if none, Residence James A. Wolfe
          1015 Mark Avenue
          Carpinteria, California 93013

          Marcia H. Wolfe
          965 Las Palmas Drive
          Santa Barbara, CA 93110

     (c) Citizenship
          James A. Wolfe - U.S.A.
          Marcia H. Wolfe - U.S.A.

     (d) Title of Class of Securities
          Common Stock

     (e) CUSIP Number
          057623100

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or
(S)(S)240.13d-2(b) or (c), check whether the person filing is a:

     Not applicable

     (a) [_] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b) [_]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [_]  An investment adviser in accordance with (S)240.13d-
              1(b)(1)(ii)(E);

     (f) [_]  An employee benefit plan or endowment fund in accordance with
              (S)240.13d-1(b)(1)(ii)(F);

     (g) [_]  A parent holding company or control person in accordance with
              (S)240.13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                                       4
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     (i) [_]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j) [_]  Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

Item 4. Ownership

        James A. Wolfe

     (a)  Amount beneficially owned: 857,732

     (b)  Percent of class:  7.1%

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote: 301,598.*

          (ii)  Shared power to vote or to direct the vote: 556,134.

          (iii) Sole power to dispose or to direct the disposition of:
                301,598.*

          (iv) Shared power to dispose or to direct the disposition of 556,134.

     Marcia H. Wolfe

     (a)  Amount beneficially owned: 556,134

     (b)  Percent of class:  4.7%

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote: -0-.

          (ii)  Shared power to vote or to direct the vote: 556,134.

          (iii) Sole power to dispose or to direct the disposition of: -0-.

          (iv) Shared power to dispose or to direct the disposition of 556,134.

         * Mr. Wolfe holds 301,598 stock options to acquire common stock that are exercisable within 60 days of December 31, 1999.

     Instruction. For computations regarding securities which represent a right to acquire an underlying security see (S)240.13d-3(d)(1).

                                       5
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Item 5.  Ownership of Five Percent or Less of a Class

         Not Applicable

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

         Not Applicable

Item 8.  Identification and Classification of Members of the Group

         Not Applicable

Item 9.  Notice of Dissolution of a Group

         Not Applicable

Item 10. Certification

         Not Applicable

                                       6
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                     January 26, 2000
                                                     ----------------
                                                     Date

                                                     /s/ James A. Wolfe
                                                     -------------------
                                                     Signature

                                                     /s/ Marcia H. Wolfe
                                                     --------------------
                                                     Signature

                                       7